 Exhibit 107

Calculation of Filing Fee Tables

Form N-14
(Form Type)

Horizon Technology Finance Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	N/A	$163,255,871.9	0.00015310	$24,994.48	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
		Total Offering Amount				$163,255,871.9		$24,994.48
		Total Fees Previously Paid						$0.00
		Total Fee Offsets						$0.00
		Net Fee Due						$24,994.48

(1) In accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of September 3, 2025, based on the market value of shares of common stock of Monroe Capital Corporation (“MRCC”) using the average of the high and low price of the MRCC common stock on September 3, 2025, as reported on the Nasdaq Global Select Market, and 21,666,340 shares of MRCC common stock outstanding as of September 3, 2025.

(2) In accordance with Rule 457(o) under the Securities Act, the filing fee was determined as the product of the maximum aggregate value of the transaction as calculated in note (1) above multiplied by the filing fee rate of $153.10 per million dollars.